EXHIBIT 99.1


                   WHX ANNOUNCES THIRD-QUARTER SPECIAL CHARGE


         NEW YORK, September 30, 1997 -- WHX Corporation, parent firm of Wheeling-Pittsburgh Steel Corporation, said today it anticipates a one-time special charge of approximately $90 million in the third quarter as a result of the previously reported labor agreement between Wheeling-Pittsburgh and the United Steelworkers of America.

         The charge is related to retirement enhancements ($70 million) and various short-term signing bonus/unemployment payments ($20 million) stipulated in the labor agreement. Approximately 20 percent of the union workforce has elected and will retire under the retirement enhancement program.

         In addition to the $70 million retirement enhancement charge, WHX will record an additional pension liability of approximately $78 million with an equal amount recorded as an intangible asset. The total pension liability at September 30, 1997 is anticipated to be approximately $160 million.

         Wheeling-Pittsburgh Steel is the ninth largest integrated steel maker in the United States. Its approximately 4,300 union workers ratified a five-year labor agreement on August 12. Since then, the company has restarted operations at all of its facilities and recalled more than half of its union workforce.